Exhibit 3.01

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Enservco Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Enservco Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Company’s stockholders shall be asked to amend Article VI, Section 2 of the Company’s Second Amended and Restated Certificate of Incorporation to reduce the quorum requirement for annual and special meetings of stockholders from one-half to onethird. Article VI, Section 2 of the Company’s Second Amended and Restated Certificate of Incorporation shall be amended to as read as follows:

Meetings of Stockholders. Meeting of the stockholders of the Corporation shall be held at such place within or without Delaware and at such times as may be prescribed in the By-laws of the Corporation. Special meetings of the stockholders of the Corporation may be called by the president of the Corporation, the Board of Directors, or by the record holders or holder of at least ten percent (10%) of all shares entitled to vote at the meeting. At any meeting of the stockholders, except to the extent otherwise provided by law, the quorum shall consist of one-third of the shares entitled to vote at the meeting; and, if a quorum is present, the affirmative vote of a majority of shares represented by the meeting and entitled to vote thereat shall be the act of the stockholders unless the vote of a greater number is required by law.

SECOND: That thereafter an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this ____ day of June, 2014.

ENSERVCO CORPORATION

By:
Rick D. Kasch, President